Exhibit 11.1 Transport Corporation of America, Inc. Computation of Gain (Loss) per Common Share (In thousands, except share and per share amounts) (Unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2002	2001	2002	2001
Earnings (loss) before cumulative effect
of change in accounting principle	$254	$478	$(2,361)	$102
Cumulative effect of change in
accounting principle, net of tax effect	0	0	(16,694)	0

Net earnings (loss)	$254	$478	$(19,055)	$102

Average number of common
shares outstanding	7,256,152	7,202,184	7,244,934	7,194,569
Dilutive effect of outstanding stock
options and warrants	29,557	15,838	0	9,240

Average number of common and common
equivalent shares outstanding	7,285,709	7,218,022	7,244,934	7,203,809

Net earnings (loss) per share - basic:
Before cumulative effect of change
in accounting principle	$0.04	$0.07	$(0.33)	$0.01
Cumulative effect of change in
accounting principle, net of tax effect	-	-	(2.30)	-

Net earnings (loss) per share	$0.04	$0.07	$(2.63)	$0.01

Net earnings (loss) per share - diluted
Before cumulative effect of change
in accounting principle	$0.03	$0.07	$(0.33)	$0.01
Cumulative effect of change in
accounting principle, net of tax effect	-	-	(2.30)	-

Net earnings (loss) per share	$0.03	$0.07	$(2.63)	$0.01